EXHIBIT 23.5
CONSENT OF WRIGHT & COMPANY, INC.
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Range Resources Corporation and in the related Prospectuses (collectively, the “Registration Statement”) of the use of the name Wright & Company, Inc. and the incorporation by reference from the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2010 of information from our report prepared for Range Resources Corporation.

Wright & Company, Inc.

By:	/s/ D. Randall Wright
D. Randall Wright
President
Brentwood, Tennessee
June 22, 2011